SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 11, 2006

Beckman Coulter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10109	95-104-0600
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 N. Harbor Boulevard

Fullerton, California 92834-3100

(Address of principal executive offices) (Zip Code)

(714) 871-4848

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement; Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant; Item 3.02. Unregistered Sales of Equity Securities

On December 11, 2006, Beckman Coulter, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) under which it agreed to sell $525 million aggregate principal amount of its 2.50% Convertible Senior Notes due 2036 (the “Notes”) to Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and UBS Securities LLC (collectively, the “Initial Purchasers”). The Initial Purchasers have exercised their option to purchase up to $75 million aggregate principal amount of additional notes to cover overallotments. The net proceeds from the offering, after deducting discounts, commissions and estimated expenses payable by the Company, are expected to be approximately $586 million. The Initial Purchasers received an aggregate of $13 million of discounts and commissions in connection with the sale of the Notes.

The closing of the sale of the Notes occurred on December 15, 2006. The Notes and the shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), issuable in certain circumstances upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security. The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A of the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

The Notes are governed by a senior indenture, dated as of April 25, 2001, between the Company and Wells Fargo Bank, National Association, as successor trustee (filed as Exhibit 4.11 to the Company’s Form 10-K for the year ended December 31, 2005, the “Base Indenture”) and a second supplemental indenture with respect to the Notes, dated as of December 15, 2006 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). A copy of the Supplemental Indenture is filed as Exhibit 4.1 hereto. The descriptions of the Indenture and the Notes in this report are summaries and are qualified in their entirety by the terms of the Indenture and the Notes, respectively.

The Notes will bear interest at a rate of 2.50% per year, payable semiannually in arrears in cash on June 15 and December 15 of each year, beginning on June 15, 2007. In addition, beginning with the six-month interest period commencing December 15, 2012, the Company will pay contingent interest during any six-month interest period in which the trading price of the Notes for each of the five trading days ending on the trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the Notes. The Notes will mature on December 15, 2036.

Prior to December 15, 2013, the Notes will be convertible under the following circumstances only: (1) during the five business-day period after any ten consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the closing price of the Common Stock and the applicable conversion rate; (2) during any calendar quarter after the calendar quarter ending December 31, 2006, if the closing price of the Common Stock for 20 or more consecutive trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; (3) upon the occurrence of specified corporate events as set forth in the Indenture; or (4) upon receipt of a notice of redemption. On and after December 15, 2013, until the close of business on the trading day immediately preceding the maturity date, holders may convert the Notes, at the option of the holder at any time without regard to the circumstances described above. Upon conversion we will pay cash and, if applicable, shares of Common Stock based on a daily conversion value calculated on a proportionate basis for each day of the relevant 20 trading day observation period. The initial conversion rate, subject to adjustment, is 13.4748 shares of Common Stock per $1,000 principal amount of Notes (which is equal to an initial conversion price of approximately $74.21 per share).

Prior to December 15, 2013, holders of the Notes who convert their Notes in connection with a fundamental change, as defined in the Indenture, will be entitled to an increase in the conversion rate.

On or after December 20, 2013, the Company may redeem the Notes at any time in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any. Each holder of the Notes may require the Company to repurchase all or a portion of that holder’s Notes on December 15 of 2013, 2016, 2021, 2026 and 2031, or upon the occurrence of certain designated events specified in the Indenture, at a repurchase price in cash equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any.

In connection with the sale of the Notes, the Company entered into a registration rights agreement, dated as of December 15, 2006, with the Initial Purchasers (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company has agreed to file within 270 days after the closing date, and use its reasonable efforts to cause to become effective within 300 days after the closing date, a registration statement with respect to the resale of the Notes and the shares of Common Stock issuable upon conversion of the Notes. The Company has agreed to use its reasonable efforts to keep such registration statement effective for a period of two years, subject to certain exemptions, after the closing of the offering, or until the earlier of (i) the sale under the registration statement of all of the Notes and underlying Common Stock or (ii) the date when holders of the Notes and underlying Common Stock are able to sell such securities without restriction. The Company will be required to pay additional interest, subject to some limitations, to the holders of the Notes if it fails to comply with certain of its registration obligations. A copy of the Registration Rights Agreement is filed as Exhibit 4.2 hereto. The description of the Registration Rights Agreement in this report is a summary and is qualified in its entirety by the terms of the Registration Rights Agreement.

On December 11, 2006, the Company announced a tender offer for any and all of its outstanding 7.45% Senior Notes due 2008 (CUSIP Nos. 075816AE8 and 075816AC2) (the “Tender Offer”). The Company has entered into a dealer manager agreement, dated as of December 11, 2006, engaging Morgan Stanley Co. & Incorporated (“Morgan Stanley”) as dealer manager in connection with the Tender Offer. Under the dealer manager agreement, the Company has agreed to retain Morgan Stanley as dealer manager for the Tender Offer and indemnify Morgan Stanley against certain liabilities in connection with the Tender Offer.

Item 8.01.	Other Events

On December 11, 2006, the Company issued a press release announcing the pricing of its offering of $525 million principal amount of 2.50% Convertible Senior Notes due 2036. A copy of the press release is filed as Exhibit 99.1 hereto.

On December 12, 2006, the Company issued a press release announcing that the Initial Purchasers exercised in full their overallotment option to purchase an additional $75 million aggregate principal amount of notes. A copy of the press release is filed as Exhibit 99.2 hereto.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Document Description
4.1	Second Supplemental Indenture related to the Convertible Senior Notes due 2036, dated as of December 15, 2006, between Beckman Coulter, Inc. and Wells Fargo Bank, National Association, as Trustee (including form of 2.50% Convertible Senior Note due 2036).

4.2	Registration Rights Agreement, dated as of December 15, 2006, between Beckman Coulter, Inc. and Morgan Stanley & Co. Incorporated on behalf of the Initial Purchasers.

99.1	Press Release dated December 11, 2006.

99.2	Press Release dated December 12, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2006

BECKMAN COULTER, INC.

By:	/s/ Jack E. Sorokin
Name:	Jack E. Sorokin
Title:	Deputy General Counsel

EXHIBIT INDEX

Exhibit No.	Document Description
4.1	Second Supplemental Indenture related to the Convertible Senior Notes due 2036, dated as of December 15, 2006, between Beckman Coulter, Inc. and Wells Fargo Bank, National Association, as Trustee (including form of 2.50% Convertible Senior Note due 2036).

4.2	Registration Rights Agreement, dated as of December 15, 2006, between Beckman Coulter, Inc. and Morgan Stanley & Co. Incorporated on behalf of the Initial Purchasers.

99.1	Press Release dated December 11, 2006.

99.2	Press Release dated December 12, 2006.